Exhibit 99.1

Day One Announces Two New Appointments to Board of Directors

BRISBANE, Calif., January 17, 2024 – Day One Biopharmaceuticals (Nasdaq: DAWN) (“Day One” or the “Company”), a clinical-stage biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases, today announced the appointments of Habib Dable and Dr. William Grossman to its Board of Directors.

“We are excited to welcome Habib and Bill to our Board during this pivotal phase of our growth,” said Jeremy Bender, Ph.D., chief executive officer of Day One. “Their deep expertise and leadership in oncology will further strengthen our Board and will be a great asset as we prepare for the potential launch of our first new medicine.”

Mr. Dable has nearly 30 years of experience in the healthcare industry and is currently a part-time Venture Partner at RA Capital Management, L.P. He also serves as an Independent Director at Blueprint Medicines, Aerovate Therapeutics and PepGen Inc. Most recently, Mr. Dable was President and Chief Executive Officer of Acceleron Pharma Inc., a biopharmaceutical company targeting leading-edge therapies for patients with serious and rare diseases, until its acquisition by Merck in 2021. Prior to joining Acceleron in 2016, Mr. Dable spent 22 years at Bayer AG where he served as President of U.S. Pharmaceuticals; Executive Vice President, Global Head Specialty Medicine; Vice President, Ophthalmology; Global Launch Team Head, EYLEA®; Global Head, Neurology and Ophthalmology; and Vice President, Regional Head, Hematology and Cardiology.

“It’s a privilege to join the Board of Day One at such an important time,” said Habib Dable. “I look forward to partnering with the executive leadership team and the Board as we drive continued progress in the pipeline and prepare for commercial launch.”

Dr. Grossman is Senior Vice President, Oncology Clinical Development & Therapeutic Area Head at Gilead Sciences. He currently sits on the Board of Directors for Pionyr Immunotherapeutics and Tizona Therapeutics, Inc., and the Oncology Advisory Board for Bryologyx. Dr. Grossman has extensive experience leading large successful global clinical organizations. Prior to joining Gilead in 2021, he held Chief Medical Officer roles at Arcus Biosciences and Bellicum Pharmaceuticals, Inc., as well as leadership roles at Merck, Baxter, Biothera, AbbVie and Genentech/Roche. He began his career as a practicing hematologist/oncologist and at the Medical College of Wisconsin, he was Founder and Medical Director of the Clinical Immunodiagnostic and Research Laboratory, Professor for Microbiology and Genetics, and Director of the Bone Marrow Transplant Division for the Immunodeficiency Transplant Program.

“It has been an honor to dedicate my career to the global Oncology community and help to bring more life to people with cancer,” said William Grossman, M.D., Ph.D. “I share Day One’s bold mission to further transform the treatment landscape through novel targeted therapies for children and families impacted by cancer. I am grateful to join the Day One Board with my colleague Habib, and look forward to contributing to the evolution of the company.”

About Day One Biopharmaceuticals

Day One Biopharmaceuticals is a clinical-stage biopharmaceutical company that believes when it comes to pediatric cancer, we can do better. We put kids first and are developing targeted therapies that deliver to their needs. Day One was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. The Company’s name was inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan. Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One.

Day One partners with leading clinical oncologists, families, and scientists to identify, acquire, and develop important emerging cancer treatments. The Company’s lead product candidate, tovorafenib, is an investigational oral, brain-penetrant, highly selective type II RAF kinase inhibitor. The Company’s pipeline also includes pimasertib, an investigational, oral, highly selective small molecule inhibitor of mitogen-activated protein kinases 1 and 2 (MEK-1/-2). Day One is based in Brisbane, California. For more information, please visit www.dayonebio.com or find the Company on LinkedIn or X.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Day One’s plans to develop cancer therapies, expectations from current clinical trials, the execution of the Phase 2 and Phase 3 clinical trial for tovorafenib as designed, any expectations about safety, efficacy, timing and ability to complete clinical trials, release data results and to obtain regulatory approvals for tovorafenib and other candidates in development, and the ability of tovorafenib to treat pLGG or related indications.

Statements including words such as “believe,” “plan,” “continue,” “expect,” “will,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that may cause Day One’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties in this press release and other risks set forth in our filings with the Securities and Exchange Commission, including Day One’s ability to develop, obtain regulatory approval for or commercialize any product candidate, Day One’s ability to protect intellectual property, the potential impact of global business or macroeconomic conditions, including as a result of inflation, rising interest rates, instability in the global banking system, geopolitical conflicts and the sufficiency of Day One’s cash, cash equivalents and investments to fund its operations. These forward-looking statements speak only as of the date hereof and Day One specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

DAY ONE MEDIA

Laura Cooper, Head of Communications

media@dayonebio.com

DAY ONE INVESTORS

LifeSci Advisors, PJ Kelleher

pkelleher@lifesciadvisors.com

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